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WELLS FARGO PROPOSES MERGER WITH FIRST INTERSTATE

   SAN FRANCISCO -- Wells Fargo & Co. (NYSE:WFC) today announced that it has submitted a merger proposal to First Interstate Bancorp (NYSE:I). If the merger goes through, it would represent the largest bank merger in U.S. history, valued at about $10 billion.

   Under the terms of the merger proposal, First Interstate shareholders would receive a tax-free exchange of 0.625 shares of Wells Fargo & Co for each share of First Interstate. At the current price of Wells Fargo & Co., this exchange ratio represents a price of $133.50 for each First Interstate share.

   ""The economic benefit of the proposed merger is significant for shareholders of both companies,'' said Paul Hazen, chairman and CEO of Wells Fargo. ""Not only do First Interstate shareholders receive an immediate premium to market, but both sets of shareholders have the opportunity to share in the price appreciation of what I believe will be the most dynamic and efficient banking company in the country.

   ""Retail and business customers of both companies will benefit because they'll have more convenience and better access to banking locations we plan to add in California and First Interstate's other 12 states,'' noted Hazen. ""Both organizations have reputations for excellent customer service. By combining our other strengths we will do an even better job in serving our customers,'' he said.

   Hazen also emphasized the benefits to the communities served by the two banks. ""Wells Fargo has a strong record of commitment to its communities, as evidenced in part by its outstanding CRA rating. The combined company will be even better positioned to continue that performance,'' he said.

                                 -more-

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Wells Fargo/2

    ""We are convinced that the state of California will benefit by having two of the country's major banks headquartered in the state. If our banks were instead to merge with or be acquired by a large out-of-state bank, California's economic and social fabric would be diminished,'' he said.

   Wells Fargo estimates that the transaction will substantially increase cash and reported earnings because of increased efficiencies in its business.
 These efficiencies in the combined company will result from an estimated net reduction in annual expenses of about $700 million. It is anticipated that the merger would be accounted for as a purchase. Wells Fargo believes that this method of accounting is preferable to the more restrictive pooling method because it is economically identical, avoids the potential dilution caused by the reissue of previously repurchased shares and does not restrict additional share repurchases before or after the merger is completed.

   According to Wells Fargo, the combination of the two banks will, inevitably, lead to some job losses, as has been the case in all bank consolidations. ""Such measures would create a more competitive, even stronger California-based institution that can best serve the needs of its customers and communites,'' said Hazen. ""It is important to remember that there is an annual turnover in banks of about 18%, so some of the attrition would be accomplished naturally,'' said Hazen. ""Effective immediately, we are imposing a hiring freeze across all of our operations at Wells so that we can provide maximum opportunities for all employees if this merger is successful.''

   Wells Fargo has 861 banking outlets in California, including 312 supermarket locations (Sept. 30, 1995). Wells Fargo & Co is the 17th largest bank holding company in the nation, with $51 billion in assets, and it is the second largest California bank.

   First Interstate has 1,133 offices in 13 Western states. It is the 14th largest bank holding company nationally, with $55 billion in assets, and is the third largest California bank.

   (Merger Summary Table follows)  - more -

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Wells Fargo/3

                          Merger Summary Table

                Exchange Ratio                     0.625 X
                (All Common, Tax-Free Exchange)
                Price Per share                    $ 133.50
                Merger Value ($B)                  $  10.1
                Price/Earnings (LTM)               12.1X
                Premium/Market                     26%
                Price/Book Value                   278%

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